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Exhibit 23.1

        The consolidated financial statements give effect to a 1-for-4.5 reverse stock split of the common stock of HireRight, Inc. which will become effective prior to the effective date of the Registration Statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-4.5 reverse stock split of the common stock of HireRight, Inc. described in Note 1 to the consolidated financial statements and assuming that from April 6, 2007, to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/  DELOITTE & TOUCHE LLP

Costa Mesa, California
July 9, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-140613 of our report dated April 6, 2007, except for Note 1 relating to the reverse stock split as to which the date is July     , 2007, relating to the consolidated financial statements and financial statement schedule of HireRight, Inc. and Subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 123(R), "Share-Based Payment," in 2006) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

Costa Mesa, California
July     , 2007

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM